Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY 10179

Morgan Stanley & Co. LLC

1585 Broadway Avenue

New York, NY 10036

Santander US Capital Markets LLC

437 Madison Avenue

New York, NY 10022